                                                                    Exhibit 99.2

   Notes to Footnote 4:

   The shares of Common Stock ("Common Stock") described in this Form 4 are held by Friedman Fleischer & Lowe Capital Partners, LP and FFL Executive Partners,
   LP (collectively, the "Friedman Fleischer & Lowe Funds") in the amounts set forth below. An allocation of shares is listed below for each transaction described herein. The Friedman Fleischer & Lowe Funds are each controlled by
   Friedman Fleischer & Lowe GP, LLC, their general partner. Accordingly,
   Friedman Fleischer & Lowe Capital Partners, LP and FFL Executive Partners, LP
   may be deemed to beneficially own each other's shares of Common Stock. The reporting persons disclaim beneficial ownership of any shares in which they do not have a pecuniary interest.

                              Shares of Common          Shares of Common Stock
                             Stock Distributed,        Directly Owned Following
  Holder                           4/25/05                   Distribution
--------------------------------------------------------------------------------
Friedman Fleischer & Lowe         6,875,620                   5,724,840
Capital Partners, LP

FFL Executive Partners, LP          124,380                     103,563